Exhibit 99.1

For Immediate Release
For more information, contact:
James J. Burke
Standard Motor Products, Inc.
(718) 392-0200

Standard Motor Products, Inc. Announces

Third Quarter 2017 Results and a Quarterly Dividend

New York, NY, October 26, 2017......Standard Motor Products, Inc. (NYSE: SMP), an automotive replacement parts manufacturer and distributor, reported today its consolidated financial results for the three months and nine months ending September 30, 2017.

Consolidated net sales for the third quarter of 2017 were $281.1 million, compared to consolidated net sales of $300.8 million during the comparable quarter in 2016. Earnings from continuing operations for the third quarter of 2017 were $17.1 million or 74 cents per diluted share, compared to $21.1 million or 91 cents per diluted share in the third quarter of 2016. Excluding non-operational gains and losses identified on the attached reconciliation of GAAP and non-GAAP measures, earnings from continuing operations for the third quarter of 2017 were $17.2 million or 74 cents per diluted share, compared to $21.3 million or 92 cents per diluted share in the third quarter of 2016.

Consolidated net sales for the nine month period ended September 30, 2017, were $876.2 million, compared to consolidated net sales of $828.7 million during the comparable period in 2016.  Earnings from continuing operations for the nine month period ended September 30, 2017, were $51.7 million or $2.22 per diluted share, compared to $53.6 million or $2.32 per diluted share in the comparable period of 2016.  Excluding non-operational gains and losses identified on the attached reconciliation of GAAP and non-GAAP measures, earnings from continuing operations for the nine months ended September 30, 2017, and 2016 were $53.2 million or $2.28 per diluted share and $54.1 million or $2.35 per diluted share, respectively.

37-18 Northern Blvd., Long Island City, NY  11101
(718) 392-0200
www.smpcorp.com

Loss from discontinued operations, net of income taxes, in the third quarter of 2017 was $4 million compared to $425 thousand in the comparable period last year. The discontinued operation relates to asbestos-related indemnity claims and legal expenses from a brake business divested in 1998. Annually, in the third quarter, the Company engages an independent actuary to assess the Company’s asbestos-related liability exposure. The actuary has estimated that the Company’s gross undiscounted potential exposure for indemnity claims from September 2017 through 2060 will range from $35.2 million to $54 million, and legal expenses will range from $44.3 million to $79.6 million. In the third quarter of 2017, the Company recorded a non-cash $6 million provision, $3.6 million net of taxes, to increase the asbestos-related indemnity liability to $35.2 million. Legal expenses are expensed as incurred.

Mr. Eric P. Sills, Standard Motor Products’ Chief Executive Officer and President stated, “There were two basic reasons for the shortfall in sales and profits in the third quarter, both of which are short-term in nature. First was the decline in Temperature Control sales, which was the result of a cool summer following a very warm 2016; second was a reduction in Engine Management gross margin, which was largely due to the temporary costs of plant moves, which, when complete, will make us a much stronger company.

“First, Temperature Control sales. 2016, you will recall, was a very warm summer, and our customers reported sales increases in our line of 9%. As a result, their pre-season orders this year were very strong, and our first half Temperature Control sales were up 9%.

“2017 has proven to be a cool summer, and our customers have focused on reducing their Temperature Control inventories during the third quarter. Our sales were down 16% in the third quarter, but year-to-date they are down only 1%. This is still slightly better than our customers’ reported year-to-date sales decrease of 5%, and as a result we are anticipating a potential further decline in their purchases in the fourth quarter, as they continue to bring their inventories into line.

“However, despite the decline in sales, we were able to improve Temperature Control gross margin to 26.8% in the third quarter and 26.2% year-to-date, both ahead of 2016 figures. This is primarily the result of the relocation of production from Grapevine, TX, to our low-cost plant in Reynosa, Mexico, which will be complete by the end of 2017, and continuous improvement in our joint venture in Foshan, China.

 “Our Engine Management sales decreased in the third quarter by 2% as compared to 2016. Year-to-date, Engine Management sales are up 8.8%; however, adjusting for the General Cable ignition wire business, acquired in May of 2016, our year-to-date Engine Management sales are ahead of the prior year by 2.2%.  This increase is within our stated expectations of low single-digit organic growth.

“Our Engine Management gross margins continue to be impacted by the multiple facility moves that began in 2016. Two moves – ignition coils from Greenville, SC, to Poland, and diesel products from Grapevine, TX, to Greenville – are physically complete, with the receiving locations doing well but still working towards achieving run-rate efficiencies.

“Two moves are still underway. The largest is the consolidation of the General Cable wire assembly operation from Nogales, Mexico, to Reynosa, a move involving 500 people. We have also begun the relocation of our electronics plant in Orlando, Florida, to our Independence, Kansas, facility. These moves are on schedule and due to be complete by mid-2018. Until then, as we have discussed, we are incurring substantial temporary costs relating to ramp-up inefficiencies, duplication of overhead, and the hiring and training of hundreds of employees. These costs, temporary in nature, are the primary reason for the decline in Engine Management gross margin.

“These moves have been a major effort for our company, involving many of our locations and many of our people. When complete, they will result in the closing of three facilities – Grapevine, Texas; Orlando, Florida; and Nogales, Mexico.  Once the receiving locations achieve run-rate efficiencies, we anticipate annualized corporate-wide savings of $16-18 million from today’s costs.

“During the third quarter, despite the drop in volume, we were able to reduce SG&A expenses nearly a full point, from 20.4% to 19.5%. A major component was the integration of General Cable distribution and sales function into SMP as well as overall management of controllable costs and reduced incentive compensation expenses.

“In conclusion, while we are not satisfied with our third quarter results, we believe that the causes are relatively short-term in nature, and that the steps we have taken will lead to substantial improvements in future years. We wish to thank all our employees as we strive to deliver our value proposition to our customers as the best full-line, full service supplier of premium Engine Management and Temperature Control Products.”

The Board of Directors has approved payment of a quarterly dividend of nineteen cents per share on the common stock outstanding. The dividend will be paid on December 1, 2017 to stockholders of record on November 15, 2017.

Standard Motor Products, Inc. will hold a conference call at 11:00 AM, Eastern Time, on Thursday, October 26, 2017.  The dial-in number is 866-952-8559 (domestic) or 785-424-1881 (international). The playback number is 800-839-6803 (domestic) or 402-220-6056 (international). The conference ID # is STANDARD.

Under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Standard Motor Products cautions investors that any forward-looking statements made by the company, including those that may be made in this press release, are based on management’s expectations at the time they are made, but they are subject to risks and uncertainties that may cause actual results, events or performance to differ materially from those contemplated by such forward looking statements. Among the factors that could cause actual results, events or performance to differ materially from those risks and uncertainties discussed in this press release are those detailed from time-to-time in prior press releases and in the company’s filings with the Securities and Exchange Commission, including the company’s annual report on Form 10-K and quarterly reports on Form 10-Q.  By making these forward-looking statements, Standard Motor Products undertakes no obligation or intention to update these statements after the date of this release.

STANDARD MOTOR PRODUCTS, INC.
Consolidated Statements of Operations

(In thousands, except per share amounts)

	THREE MONTHS ENDED SEPTEMBER 30,		NINE MONTHS ENDED SEPTEMBER 30,
	2017	2016	2017	2016
	(Unaudited)		(Unaudited)
NET SALES	$281,058	$300,795	$876,165	$828,683

COST OF SALES	198,523	205,151	618,854	572,967

GROSS PROFIT	82,535	95,644	257,311	255,716

SELLING, GENERAL & ADMINISTRATIVE EXPENSES	54,800	61,277	172,236	169,033
RESTRUCTURING AND INTEGRATION EXPENSES	1,132	1,115	3,914	2,127
OTHER INCOME , NET	316	322	946	881

OPERATING INCOME	26,919	33,574	82,107	85,437

OTHER NON-OPERATING INCOME, NET	319	208	1,882	806

INTEREST EXPENSE	595	501	1,785	1,206

EARNINGS FROM CONTINUING OPERATIONS BEFORE TAXES	26,643	33,281	82,204	85,037

PROVISION FOR INCOME TAXES	9,535	12,226	30,468	31,464

EARNINGS FROM CONTINUING OPERATIONS	17,108	21,055	51,736	53,573

LOSS FROM DISCONTINUED OPERATION, NET OF INCOME TAXES	(3,983)	(425)	(5,113)	(1,495)

NET EARNINGS	$13,125	$20,630	$46,623	$52,078

NET EARNINGS PER COMMON SHARE:

BASIC EARNINGS FROM CONTINUING OPERATIONS	$0.75	$0.93	$2.27	$2.36
DISCONTINUED OPERATION	(0.17)	(0.02)	(0.22)	(0.06)
NET EARNINGS PER COMMON SHARE - BASIC	$0.58	$0.91	$2.05	$2.30

DILUTED EARNINGS FROM CONTINUING OPERATIONS	$0.74	$0.91	$2.22	$2.32
DISCONTINUED OPERATION	(0.17)	(0.02)	(0.22)	(0.06)
NET EARNINGS PER COMMON SHARE - DILUTED	$0.57	$0.89	$2.00	$2.26

WEIGHTED AVERAGE NUMBER OF COMMON SHARES	22,660,157	22,716,279	22,774,927	22,688,071
WEIGHTED AVERAGE NUMBER OF COMMON AND DILUTIVE SHARES	23,174,700	23,097,699	23,287,052	23,044,604

STANDARD MOTOR PRODUCTS, INC.
Segment Revenues and Operating Income

(In thousands)

	THREE MONTHS ENDED SEPTEMBER 30,				NINE MONTHS ENDED SEPTEMBER 30,
	2017		2016		2017		2016
	(Unaudited)				(Unaudited)
Revenues
Engine Management	$196,776		$200,782		$631,439		$580,311
Temperature Control	81,160		96,819		238,841		241,088
All Other	3,122		3,194		5,885		7,284
	$281,058		$300,795		$876,165		$828,683

Gross Margin
Engine Management	$57,808	29.4%	$66,849	33.3%	$187,531	29.7%	$187,956	32.4%
Temperature Control	21,721	26.8%	25,773	26.6%	62,539	26.2%	60,447	25.1%
All Other	3,006		3,022		7,241		7,313
	$82,535	29.4%	$95,644	31.8%	$257,311	29.4%	$255,716	30.9%

Selling, General & Administrative
Engine Management	$34,289	17.4%	$36,659	18.3%	$108,497	17.2%	$102,908	17.7%
Temperature Control	13,665	16.8%	15,827	16.3%	41,215	17.3%	41,778	17.3%
All Other	6,846		8,791		22,524		24,347
	$54,800	19.5%	$61,277	20.4%	$172,236	19.7%	$169,033	20.4%

Operating Income
Engine Management	$23,519	12.0%	$30,190	15.0%	$79,034	12.5%	$85,048	14.7%
Temperature Control	8,056	9.9%	9,946	10.3%	21,324	8.9%	18,669	7.7%
All Other	(3,840)		(5,769)		(15,283)		(17,034)
	27,735	9.9%	34,367	11.4%	85,075	9.7%	86,683	10.5%
Restructuring & Integration	(1,132)	-0.4%	(1,115)	-0.4%	(3,914)	-0.4%	(2,127)	-0.3%
Other Income, Net	316	0.1%	322	0.1%	946	0.1%	881	0.1%
	$26,919	9.6%	$33,574	11.2%	$82,107	9.4%	$85,437	10.3%

STANDARD MOTOR PRODUCTS, INC.
Reconciliation of GAAP and Non-GAAP Measures

(In thousands, except per share amounts)
	THREE MONTHS ENDED SEPTEMBER 30,		NINE MONTHS ENDED SEPTEMBER 30,
	2017	2016	2017	2016
	(Unaudited)		(Unaudited)
EARNINGS FROM CONTINUING OPERATIONS

GAAP EARNINGS FROM CONTINUING OPERATIONS	$17,108	$21,055	$51,736	$53,573

RESTRUCTURING AND INTEGRATION EXPENSES	1,132	1,115	3,914	2,127
CERTAIN TAX CREDITS AND PRODUCTION DEDUCTIONS FINALIZED IN PERIOD	(463)	(235)	(463)	(235)
GAIN FROM SALE OF BUILDINGS	(262)	(262)	(786)	(786)
INCOME TAX EFFECT RELATED TO RECONCILING ITEMS	(348)	(340)	(1,251)	(536)

NON-GAAP EARNINGS FROM CONTINUING OPERATIONS	$17,167	$21,333	$53,150	$54,143

DILUTED EARNINGS PER SHARE FROM CONTINUING OPERATIONS

GAAP DILUTED EARNINGS PER SHARE FROM CONTINUING OPERATIONS	$0.74	$0.91	$2.22	$2.32

RESTRUCTURING AND INTEGRATION EXPENSES	0.05	0.05	0.16	0.09
CERTAIN TAX CREDITS AND PRODUCTION DEDUCTIONS FINALIZED IN PERIOD	(0.02)	(0.01)	(0.02)	(0.01)
GAIN FROM SALE OF BUILDINGS	(0.01)	(0.01)	(0.03)	(0.03)
INCOME TAX EFFECT RELATED TO RECONCILING ITEMS	(0.02)	(0.02)	(0.05)	(0.02)

NON-GAAP DILUTED EARNINGS PER SHARE FROM CONTINUING OPERATIONS	$0.74	$0.92	$2.28	$2.35

OPERATING INCOME

GAAP OPERATING INCOME	$26,919	$33,574	$82,107	$85,437

RESTRUCTURING AND INTEGRATION EXPENSES	1,132	1,115	3,914	2,127
OTHER INCOME, NET	(316)	(322)	(946)	(881)

NON-GAAP OPERATING INCOME	$27,735	$34,367	$85,075	$86,683

MANAGEMENT BELIEVES THAT EARNINGS FROM CONTINUING OPERATIONS, DILUTED EARNINGS PER SHARE FROM CONTINUING OPERATIONS, AND OPERATING INCOME, EACH OF WHICH ARE NON-GAAP MEASUREMENTS AND ARE ADJUSTED FOR SPECIAL ITEMS, ARE MEANINGFUL TO INVESTORS BECAUSE THEY PROVIDE A VIEW OF THE COMPANY WITH RESPECT TO ONGOING OPERATING RESULTS. SPECIAL ITEMS REPRESENT SIGNIFICANT CHARGES OR CREDITS THAT ARE IMPORTANT TO AN UNDERSTANDING OF THE COMPANY'S OVERALL OPERATING RESULTS IN THE PERIODS PRESENTED. SUCH NON-GAAP MEASUREMENTS ARE NOT RECOGNIZED IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES AND SHOULD NOT BE VIEWED AS AN ALTERNATIVE TO GAAP MEASURES OF PERFORMANCE.

STANDARD MOTOR PRODUCTS, INC.
Condensed Consolidated Balance Sheets

(In thousands)

	September 30, 2017	December 31, 2016
	(Unaudited)

ASSETS

CASH	$25,398	$19,796

ACCOUNTS RECEIVABLE, GROSS	168,639	139,055
ALLOWANCE FOR DOUBTFUL ACCOUNTS	5,464	4,425
ACCOUNTS RECEIVABLE, NET	163,175	134,630

INVENTORIES	332,601	312,477
OTHER CURRENT ASSETS	12,703	7,318

TOTAL CURRENT ASSETS	533,877	474,221

PROPERTY, PLANT AND EQUIPMENT, NET	86,738	78,499
GOODWILL	67,451	67,231
OTHER INTANGIBLES, NET	58,204	64,056
DEFERRED INCOME TAXES	50,575	51,127
OTHER ASSETS	34,840	33,563

TOTAL ASSETS	$831,685	$768,697

LIABILITIES AND STOCKHOLDERS' EQUITY

NOTES PAYABLE	$73,000	$54,812
CURRENT PORTION OF LONG TERM DEBT	47	43
ACCOUNTS PAYABLE	86,278	83,878
ACCRUED CUSTOMER RETURNS	45,074	40,176
OTHER CURRENT LIABILITIES	110,166	104,932

TOTAL CURRENT LIABILITIES	314,565	283,841

LONG-TERM DEBT	90	120
ACCRUED ASBESTOS LIABILITIES	33,629	31,328
OTHER LIABILITIES	13,881	12,380

TOTAL LIABILITIES	362,165	327,669

TOTAL STOCKHOLDERS' EQUITY	469,520	441,028

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$831,685	$768,697

STANDARD MOTOR PRODUCTS, INC.
Condensed Consolidated Statements of Cash Flows

(In thousands)

	NINE MONTHS ENDED SEPTEMBER 30,
	2017	2016
	(Unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES
NET EARNINGS	$46,623	$52,078
ADJUSTMENTS TO RECONCILE NET EARNINGS TO NET CASH PROVIDED BY OPERATING ACTIVITIES:
DEPRECIATION AND AMORTIZATION	17,439	14,829
OTHER	14,065	10,581
CHANGE IN ASSETS AND LIABILITIES:
ACCOUNTS RECEIVABLE	(27,753)	(35,192)
INVENTORY	(18,746)	(7,422)
ACCOUNTS PAYABLE	90	9,900
PREPAID EXPENSES AND OTHER CURRENT ASSETS	(4,805)	5,426
SUNDRY PAYABLES AND ACCRUED EXPENSES	8,728	31,016
OTHER	1,120	1,752
NET CASH PROVIDED BY OPERATING ACTIVITIES	36,761	82,968

CASH FLOWS FROM INVESTING ACTIVITIES
ACQUISITIONS OF AND INVESTMENTS IN BUSINESSES	-	(67,289)
CAPITAL EXPENDITURES	(17,710)	(15,194)
OTHER INVESTING ACTIVITIES	6	191
NET CASH USED IN INVESTING ACTIVITIES	(17,704)	(82,292)

CASH FLOWS FROM FINANCING ACTIVITIES
NET CHANGE IN DEBT	18,153	22,672
PURCHASE OF TREASURY STOCK	(20,000)	(377)
DIVIDENDS PAID	(12,990)	(11,566)
OTHER FINANCING ACTIVITIES	658	736
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	(14,179)	11,465

EFFECT OF EXCHANGE RATE CHANGES ON CASH	724	(404)
NET INCREASE IN CASH AND CASH EQUIVALENTS	5,602	11,737
CASH AND CASH EQUIVALENTS at beginning of Period	19,796	18,800
CASH AND CASH EQUIVALENTS at end of Period	$25,398	$30,537